Exhibit 99.1
PRESS RELEASE
Contact:	Michele Harrison Vice President, Investor Relations (314-633-4282)
Panera Bread Reports Q3 EPS of $0.61 (including $0.04 in net charges), up 35% over Q3 2008
HIGHLIGHTS
•	Company-owned comparable sales (calendar basis) up 6.9% in the first 27 days of Q4 09

•	Franchise comparable sales (calendar basis) up 6.3% in the first 27 days of Q4 09

•	Q3 2009 Company-owned comparable bakery-cafe sales up 3.3% over Q3 2008

•	Q3 2009 operating margin up 230 bps over Q3 2008

•	Q3 2009 net income up 38% over Q3 2008

•	Q4 2009 EPS target $0.85 to $0.87 (net of $0.05 of expected asset retirement expenses)

•	FY 2010 EPS target set at $3.05 to $3.15 (up 14% to 18% versus target for FY 2009)
St. Louis, MO, October 27, 2009 — Panera Bread Company (Nasdaq:PNRA) today reported net income of $19 million, or $0.61 per diluted share, for the third quarter ended September 29, 2009, which included the net impact of $0.04 per diluted share of nonrecurring charges resulting from (i) unexpected expenses associated primarily with a state sales tax audit and (ii) an unexpected gain from the Company’s partial redemption of its investment in the Columbia Strategic Cash Portfolio. These results compare to net income of $14 million, or $0.45 per diluted share, for the third quarter ended September 23, 2008 and represent a 38% year-over-year increase in net income.
For the thirty-nine weeks ended September 29, 2009, net income was $56 million, or $1.82 per diluted share. These results compare to net income of $42 million, or $1.38 per diluted share, for the thirty-nine weeks ended September 23, 2008 and represent a 35% year-over-year increase in net income.
The Company’s third quarter and year-to-date fiscal 2009 consolidated statements of operations and margin analysis are attached as Schedule I. The following tables set forth, for the periods indicated, certain items included in the Company’s consolidated statements of operations (in thousands, except per share data and percentages):

	For the 13 Weeks Ended		Percentage
	September 29, 2009	September 23, 2008	Change
Total revenue	$335,018	$315,195	6%
Net income	$18,894	$13,740	38%
Diluted earnings per share	$0.61	$0.45	35%
Shares used in diluted EPS	31,065	30,557

	For the 39 Weeks Ended		Percentage
	September 29, 2009	September 23, 2008	Change
Total revenue	$986,521	$941,041	5%
Net income	$56,356	$41,887	35%
Diluted earnings per share	$1.82	$1.38	32%
Shares used in diluted EPS	30,925	30,383
Third Quarter Fiscal 2009 Business Review
Comparable Bakery-Cafe Sales Growth
In the third quarter of fiscal 2009, Company-owned comparable bakery-cafe sales increased 3.3% versus the comparable period in fiscal 2008, increasing sequentially over the prior year in each fiscal monthly period in the third quarter of fiscal 2009 (2.6%, 3.0%, and 4.4%, respectively). Franchise-operated comparable bakery-cafe sales increased 2.5% and system-wide comparable bakery-cafe sales increased 2.8% versus the comparable period in fiscal 2008.
The Company-owned comparable bakery-cafe sales increase of 3.3% in the third quarter of fiscal 2009 included the following year-over-year components: transaction growth of 1.8% and average check growth of 1.5%. Average check growth in turn was comprised of retail price increases of approximately 2.25% and negative mix impact of approximately (0.75)%.
In the third quarter of fiscal 2009, transaction growth and average check growth were fueled by new product introductions, investments in marketing and the improved strength of the catering business.
Operating Margin Improvement
In the third quarter of fiscal 2009, the Company generated operating margin improvement of approximately 230 basis points compared to the third quarter of fiscal 2008. This was primarily a result of sales leverage, year-over-year benefits from purchasing efficiencies and wheat and diesel fuel cost decreases.
New Unit AWS and Development
In the third quarter of fiscal 2009, average weekly sales (“AWS”) for Company-owned new units increased to $36,930 compared to $36,383 in the third quarter of fiscal 2008. AWS for Company-owned new units year-to-date through the third quarter of fiscal 2009 was $37,068 compared to $36,505 in the same period of fiscal 2008. A schedule of the Company’s third quarter fiscal 2009 AWS is attached as Schedule II.
During the third quarter of fiscal 2009, the Company and its franchisees opened 19 new bakery-cafes system-wide, resulting in 1,362 bakery-cafes open system-wide as of the end of the third quarter of fiscal 2009. The breakdown of Company-owned and franchise-operated bakery-cafes are as follows:

	Company-owned	Franchise-operated	Total System

Bakery-cafes as of June 30, 2009	566	779	1,345
Bakery-cafes opened	9	10	19
Bakery-cafes closed	—	(2)	(2)

Bakery-cafes as of September 29, 2009	575	787	1,362

Fourth Quarter 2009 Outlook and 2010 Business Outlook
Establishing Fourth Quarter 2009 Targets
Diluted EPS Target
For the fourth quarter of fiscal 2009, the Company is targeting earnings per diluted share of $0.85 to $0.87, net of $0.05 per diluted share of nonrecurring charges for expected asset retirement expenses during the fourth quarter.
The fourth quarter of fiscal 2009 has 13 weeks versus the 14 weeks of the fourth quarter of fiscal 2008.
The fourth quarter of fiscal 2009 diluted earnings per share target is built on the following key metrics:
Comparable Bakery-Cafe Sales Growth
Fourth quarter of fiscal 2009 Company-owned comparable bakery-cafe sales growth, when measured on a calendar basis, is targeted at 5.0% to 6.0%. The assumptions underlying this comparable bakery-cafe sales growth target for the fourth quarter are transaction growth of 2.0% to 2.5% and average check growth of 3.0% to 3.5%, with average check growth consisting of approximately 2.0% price and 1.0% to 1.5% mix impact on average check.
Company-owned comparable bakery-cafe sales growth on a fiscal basis for the fourth quarter of fiscal 2009, when targeted utilizing the same assumptions underlying the comparable bakery-cafe sales growth on a calendar basis, are 3.5% to 4.5%.
Comparable bakery-cafe sales on a calendar basis are different than those on a fiscal basis because, while comparable bakery-cafe sales on a calendar basis match specific weeks on the calendar in 2009 to the same specific weeks on the calendar in 2008, comparable bakery-cafe sales on a fiscal basis do not.
As stated above in this release, the fourth fiscal quarter of 2009 will have 13 operating weeks which is different than the fourth fiscal quarter of 2008 which had 14 operating weeks. In order to provide a clear comparison, however, the fourth quarter target was developed comparing the 13 operating weeks of the fourth quarter of fiscal 2009 versus 13 operating weeks in the fourth quarter of fiscal 2008. The 13 operating weeks on a calendar basis are different, however, than the 13 operating weeks on a fiscal basis.

To be specific, the fourth quarter of fiscal 2009 began on September 30, will end on December 29 and will include the Christmas holiday. The comparable 13 weeks of the fourth quarter of fiscal 2008 on a calendar basis began on October 1, ended on December 30 and included the Christmas holiday as well, while the comparable 13 weeks of the fourth quarter of 2008 on a fiscal basis began on September 24, ended on December 23 and excluded the Christmas holiday. The holiday shift results in the difference between the comparable bakery-cafe sales on a calendar basis and a fiscal basis.
The Company believes that comparable bakery-cafe sales measured on a calendar basis are a more stable and appropriate measure for investors to use when attempting to understand the Company’s underlying fundamentals.
The Company is announcing today that Company-owned comparable bakery-cafe sales growth through the first 27 days of the fourth quarter of 2009 (beginning September 30, 2009 and ended October 26, 2009) when measured on a calendar basis were 6.9% and when measured on a fiscal basis were 8.2%.
On a calendar basis, the Company is targeting Company-owned comparable bakery-cafe sales growth of 4.25% to 5.75% in both fiscal period 11 and period 12. On a fiscal basis, the Company is targeting Company-owned comparable bakery-cafe sales growth of 0.75% to 2.25% in fiscal period 11 and 2.75% to 4.25% in fiscal period 12.
Operating Margin Improvement
In the fourth quarter of fiscal 2009, the Company is targeting 0 to 50 basis points of improvement in operating margin net of expected asset retirement expenses. If the expected asset retirement expenses are excluded, operating margin improvement would be targeted at 75 to 125 basis points. This projected improvement reflects the impact of sales leverage and the anticipated year-over-year savings in the cost of wheat, diesel fuel and other commodity costs, partially offset by the Company’s plans to continue investing in initiatives intended to drive transaction growth and increased market share.
New Unit AWS and Development
The Company is targeting approximately 20 system-wide new unit openings in the fourth quarter of fiscal 2009. AWS for new Company-owned units is expected to come in at $38,000 to $40,000 for the fourth quarter of fiscal 2009 and finish the year in the top half of the range of the Company’s full year target of $36,000 to $38,000.
Full Year 2010 Targets
Establishing Full Year Fiscal 2010 Targets
The Company is today setting its initial target for fiscal 2010 earnings per share at $3.05 to $3.15 per diluted share, which would represent an increase of 14% to 18% in year-over-year diluted earnings per share from the mid-point of the range for fiscal 2009. The continued volatility in the economy makes it difficult to set future targets, but many of the cost inputs for fiscal 2010 are already fixed and clearly understood.

The Company’s fiscal 2010 target assumes Company-owned comparable bakery-cafe sales growth of 3.0% to 5.0%. This target assumes transaction growth of between 0% and 2% and average check growth of 2% to 4%. The Company is projecting that it will take modest price increases during fiscal 2010 to cover inflation in costs below gross margin.
In terms of operating margin expansion, the Company is targeting 25 to 75 basis points of improvement in operating profit as a percent of total revenues.
The Company is targeting approximately 80 to 90 new unit openings in fiscal 2010 with slightly more than half being Company-owned. Average weekly sales for new Company-owned units is assumed to be $36,000 to $38,000 in fiscal 2010.
Concluding Comment
Chairman and Chief Executive Officer Ron Shaich concluded “Over the last several quarters, we’ve spoken about our commitment to invest in our business to benefit the customer and to utilize the recession to build competitive advantage. We believe our 35% EPS growth in Q3 and the strength of our comparable bakery-cafe sales (up 6.9% on a calendar basis Q4 to date), as well as our positive transaction growth, proves that this strategy is working and that we are indeed taking market share from our competitors. The result is that we are now more confident than ever of our capacity to generate significant earnings growth in Q4 2009, 2010 and beyond.”
Notes
The Company will discuss third quarter fiscal 2009 results, preliminary comparable bakery-cafe sales results for the first twenty-seven days of the fourth quarter of fiscal 2009, and fourth quarter and fiscal 2010 targets and business outlook in a conference call that will be broadcast on the Internet at 8:30 A.M. Eastern Time on Wednesday, October 28, 2009. To access the call or view a copy of this release, go to http://www.panerabread.com/investor. Access to the call will be made available for 14 days after the call, and the release will be archived for one year.
Comparable bakery-cafe sales percentages are non-GAAP financial measures, which should not be considered in isolation or as a substitute for other measures of performance prepared in accordance with Generally Accepted Accounting Principles, or GAAP, and may not be equivalent to comparable bakery-cafe sales as defined or used by other companies. We do not record franchise-operated bakery-cafe sales as revenues. However, royalty revenues are calculated based on a percentage of franchise-operated bakery-cafe sales, as reported by franchisees. We use franchise-operated and system-wide sales information internally in connection with store development decisions, planning, and budgeting analyses. We believe franchise-operated and system-wide sales information is useful in assessing consumer acceptance of our brand; facilitates an understanding of our financial performance and the overall direction and trends of sales and operating income; helps us appreciate the effectiveness of our advertising and marketing initiatives which our franchisees also contribute based on a percentage of their sales; and provides information that is relevant for comparison within the industry.

Panera Bread Company owns and franchises 1,362 bakery-cafes as of September 29, 2009 under the Panera Bread®, Saint Louis Bread Co.®, and Paradise Bakery & Café® names. With its identity rooted in handcrafted, fresh-baked, artisan bread, Panera Bread is committed to providing great tasting, quality food that people can trust. Highlighted by antibiotic free chicken, whole grain bread, select organic and all-natural ingredients and a menu with zero grams artificial trans fat per serving, Panera’s bakery-cafe selection offers flavorful, wholesome offerings. The menu includes a wide variety of year-round favorites, complemented by new items introduced seasonally with the goal of creating new standards in everyday food choices. In neighborhoods across the United States and in Canada, guests are enjoying Panera’s warm and welcoming environment featuring comfortable gathering areas, relaxing decor, and free internet access provided through a managed WiFi network. At the close of each day, Panera Bread bakery-cafes donate bread and baked goods to community organizations in need. Additional information is available on the Company’s website, http://www.panerabread.com.
Matters discussed in this news release, including any discussion or impact, express or implied, on the Company’s anticipated growth, operating results, and future earnings per share, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are often identified by the words “believe”, “positioned”, “estimate”, “project”, “target”, “continue”, “intend”, “expect”, “future”, “anticipates”, and similar expressions. All forward-looking statements included in this release are made only as of the date of this release, and we do not undertake any obligation to publicly update or correct any forward-looking statements to reflect events or circumstances that occur or which we hereafter become aware, after that date. Forward-looking information expresses management’s present belief, expectations, or intentions regarding the Company’s future performance. The Company’s actual results could differ materially from those set forth in the forward-looking statements due to known and unknown risks and uncertainties and could be negatively impacted by a number of factors. These factors include, but are not limited to, the following: inability to execute our growth strategy, including, among other things, variations in the number, timing, and successful nature of Company-owned and franchise-operated bakery-cafe openings and continued successful operation of bakery-cafes; failure to comply with government regulations; changes in consumer spending habits as a result of an extended economic downturn; loss of a member of senior management; inability to recruit qualified personnel; failure or inability to protect our brand, trademarks, or other proprietary rights; competition; rising insurance costs; disruption in our supply chain or increases in ingredient, product, or other supply costs; disruptions or supply issues in our fresh dough facilities; health concerns about the consumption of certain products; complaints and litigation; risks associated with acquisitions; other factors, some of which may be beyond our control, effecting our operating results; and other factors that may effect restaurant owners or retailers in general. These and other risks are discussed from time to time in the Company’s SEC reports, including its Form 10-K for the year ended December 30, 2008 and its quarterly reports on Form 10-Q.

Schedule I
PANERA BREAD COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(In thousands, except per share amounts)

	For the 13 Weeks Ended
	September 29, 2009	September 23, 2008

Revenues:
Bakery-cafe sales	$285,871	$268,486
Franchise royalties and fees	19,369	18,144
Fresh dough sales to franchisees	29,778	28,565

Total revenue	335,018	315,195
Costs and expenses:
Bakery-cafe expenses:
Cost of food and paper products	83,715	81,556
Labor	92,682	86,639
Occupancy	24,200	22,750
Other operating expenses	39,880	36,934

Total bakery-cafe expenses	240,477	227,879
Fresh dough cost of sales to franchisees	24,812	26,982
Depreciation and amortization	16,988	16,794
General and administrative expenses	20,195	19,951
Pre-opening expenses	624	868

Total costs and expenses	303,096	292,474

Operating profit	31,922	22,721
Interest expense	163	225
Other (income) expense, net	1,248	461

Income before income taxes	30,511	22,035
Income taxes	11,617	8,156

Net income	18,894	13,879
Less: net income attributable to noncontrolling interest	—	139

Net income attributable to Panera Bread Company	$18,894	$13,740

Earnings per common share attributable to Panera Bread Company:
Basic	$0.61	$0.46

Diluted	$0.61	$0.45

Weighted average shares of common and common equivalent shares outstanding:
Basic	30,748	30,124

Diluted	31,065	30,557

Schedule I (continued)
PANERA BREAD COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(In thousands, except per share amounts)

	For the 39 Weeks Ended
	September 29, 2009	September 23, 2008

Revenues:
Bakery-cafe sales	$840,397	$803,328
Franchise royalties and fees	57,153	53,682
Fresh dough sales to franchisees	88,971	84,031

Total revenue	986,521	941,041
Costs and expenses:
Bakery-cafe expenses:
Cost of food and paper products	248,765	243,895
Labor	272,892	256,843
Occupancy	71,558	66,334
Other operating expenses	114,736	107,098

Total bakery-cafe expenses	707,951	674,170
Fresh dough cost of sales to franchisees	74,582	80,382
Depreciation and amortization	49,986	49,168
General and administrative expenses	59,041	63,409
Pre-opening expenses	1,370	2,874

Total costs and expenses	892,930	870,003

Operating profit	93,591	71,038
Interest expense	537	1,398
Other (income) expense, net	1,090	806

Income before income taxes	91,964	68,834
Income taxes	34,807	25,931

Net income	57,157	42,903
Less: net income attributable to noncontrolling interest	801	1,016

Net income attributable to Panera Bread Company	$56,356	$41,887

Earnings per common share attributable to Panera Bread Company:
Basic	$1.84	$1.40

Diluted	$1.82	$1.38

Weighted average shares of common and common equivalent shares outstanding:
Basic	30,577	29,991

Diluted	30,925	30,383

Schedule I (continued)
PANERA BREAD COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS
MARGIN ANALYSIS
(unaudited)
The following table sets forth the percentage relationship to total revenues, except where otherwise indicated, of certain items included in the Company’s consolidated statements of operations for the period indicated. Percentages may not add due to rounding:

	For the 13 Weeks Ended
	September 29, 2009	September 23, 2008

Revenues:
Bakery-cafe sales	85.3%	85.2%
Franchise royalties and fees	5.8	5.8
Fresh dough sales to franchisees	8.9	9.1

Total revenues	100.0%	100.0%
Costs and expenses:
Bakery-cafe expenses (1):
Cost of food and paper products	29.3%	30.4%
Labor	32.4	32.3
Occupancy	8.5	8.5
Other operating expenses	14.0	13.8

Total bakery-cafe expenses	84.1	84.9
Fresh dough cost of sales to franchisees (2)	83.3	94.5
Depreciation and amortization	5.1	5.3
General and administrative expenses	6.0	6.3
Pre-opening expenses	0.2	0.3

Total costs and expenses	90.5	92.8

Operating profit	9.5	7.2
Interest expense	—	0.1
Other (income) expense, net	0.4	0.1

Income before income taxes	9.1	6.9
Income taxes	3.5	2.6

Net income	5.6	4.4
Less: net income attributable to noncontrolling interest	—	—

Net income attributable to Panera Bread Company	5.6%	4.4%

(1)	As a percentage of Company bakery-cafe sales.

(2)	As a percentage of fresh dough sales to franchisees.

Schedule I (continued)
PANERA BREAD COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS
MARGIN ANALYSIS
(unaudited)
The following table sets forth the percentage relationship to total revenues, except where otherwise indicated, of certain items included in the Company’s consolidated statements of operations for the period indicated. Percentages may not add due to rounding:

	For the 39 Weeks Ended
	September 29, 2009	September 23, 2008

Revenues:
Bakery-cafe sales	85.2%	85.4%
Franchise royalties and fees	5.8	5.7
Fresh dough sales to franchisees	9.0	8.9

Total revenues	100.0%	100.0%
Costs and expenses:
Bakery-cafe expenses (1):
Cost of food and paper products	29.6%	30.4%
Labor	32.5	32.0
Occupancy	8.5	8.3
Other operating expenses	13.7	13.3

Total bakery-cafe expenses	84.2	83.9
Fresh dough cost of sales to franchisees (2)	83.8	95.7
Depreciation and amortization	5.1	5.2
General and administrative expenses	6.0	6.7
Pre-opening expenses	0.1	0.3

Total costs and expenses	90.5	92.5

Operating profit	9.5	7.5
Interest expense	0.1	0.1
Other (income) expense, net	0.1	0.1

Income before income taxes	9.3	7.3
Income taxes	3.5	2.8

Net income	5.8	4.5
Less: net income attributable to noncontrolling interest	0.1	0.1

Net income attributable to Panera Bread Company	5.7%	4.5%

(1)	As a percentage of Company bakery-cafe sales.

(2)	As a percentage of fresh dough sales to franchisees.

	Historical System-Wide AWS
	2008	2007	2006	2005
AWS	$39,239	$38,668	$39,150	$38,318

	2009 Company-Owned AWS By Year Opened
			2007 Opens
	2009 Opens	2008 Opens	& Prior	Total
Bakery-Cafes	17	35	523	575
Q1 09	$41,922	$36,294	$37,437	$37,380
Q2 09	$35,580	$36,485	$38,652	$38,492
Q3 09	$36,930	$36,143	$38,861	$38,655
Q4 09
2009 YTD	$37,068	$36,307	$38,315	$38,178

	2009 Franchise-Operated AWS By Year Opened
			2007 Opens
	2009 Opens	2008 Opens	& Prior	Total
Bakery-Cafes	30	67	690	787
Q1 09	$35,001	$33,726	$39,746	$39,190
Q2 09	$36,703	$33,890	$40,512	$39,859
Q3 09	$35,133	$33,748	$40,686	$39,913
Q4 09
2009 YTD	$35,680	$33,788	$40,314	$39,657

	Year-Over-Year Change in Company-Owned AWS and Comp Sales
			2007 Opens
	2009 Opens	2008 Opens (a)	& Prior	AWS Total	Comp Sales Total
Q1 09	N/A	-7.1%	0.3%	0.1%	0.3%
Q2 09	N/A	2.0%	-0.4%	-0.6%	-0.7%
Q3 09	N/A	-0.7%	3.7%	3.3%	3.3%
Q4 09	N/A
2009 YTD	N/A	-0.5%	1.2%	0.9%	1.0%
(a) Change in Company-owned AWS in 2009 from 2008 compares 35 bakery-cafes in 2009 against 14, 20 and 27 bakery-cafes at the end of the first, second and third quarters of 2008.

	Year-Over-Year Change in Franchise-Operated AWS and Comp Sales
			2007 Opens
	2009 Opens	2008 Opens (b)	& Prior	AWS Total	Comp Sales Total
Q1 09	N/A	-2.8%	0.9%	-0.4%	1.0%
Q2 09	N/A	-5.0%	-0.2%	-1.5%	-0.2%
Q3 09	N/A	-3.8%	2.3%	0.9%	2.5%
Q4 09	N/A
2009 YTD	N/A	-4.2%	1.0%	-0.3%	1.1%
(b) Change in Franchise-operated AWS in 2009 from 2008 compares 67 bakery-cafes in 2009 against 13, 26 and 43 bakery-cafes at the end of the first, second and third quarters of 2008.

	Bakery-Cafe Openings
	Company	Franchise	Total		Company	Franchise	Total
Q1 09	4	10	14	Q1 08	14	13	27
Q2 09	4	10	14	Q2 08	6	13	19
Q3 09	9	10	19	Q3 08	7	17	24
Q4 09				Q4 08	8	24	32
2009 YTD	17	30	47	2008 YTD	35	67	102
AWS — average weekly sales for the time periods indicated.
Comp Sales — comparable bakery-cafe sales increases for the time period indicated, which exclude closed locations and are based on sales for bakery-cafes that have been in operation and owned for at least 18 months. Comparable bakery-cafe sales also exclude the impact from Paradise bakery-cafes.

PANERA BREAD COMPANY
Schedule III — Comparable Bakery-Cafe Sales Information

	For the 4 weeks ended	For the 5 weeks ended	For the 4 weeks ended	For the 13 weeks ended	For the 39 weeks ended
	July 28, 2009	September 1, 2009	September 29, 2009	September 29, 2009	September 29, 2009
Company-owned	2.6%	3.0%	4.4%	3.3%	1.0%
Franchise-operated	1.6%	2.1%	3.8%	2.5%	1.1%
System-wide	2.0%	2.5%	4.1%	2.8%	1.0%
We include in this release information on Company-owned, franchise-operated and system-wide comparable bakery-cafe sales percentages. Company-owned comparable bakery-cafe sales percentages are based on sales from bakery-cafes that have been in operation and Company-owned for at least 18 months. Franchise-operated comparable bakery-cafe sales percentages are based on sales from franchised bakery-cafes, as reported by franchisees, that have been in operation and franchise-operated for at least 18 months. System-wide comparable bakery-cafe sales percentages are based on sales at both Company-owned and franchise-operated bakery-cafes that have been owned and in operation for at least 18 months, respectively. Comparable bakery-cafe sales exclude closed locations and Paradise locations.